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                                                                     EXHIBIT 3.3

                               FIRST AMENDMENT TO
                           CERTIFICATE OF DESIGNATION,
                             RIGHTS AND PREFERENCES
                                       of
                    SERIES B PREFERRED STOCK, $.10 PAR VALUE
                                       of
                                 TOM BROWN, INC.

         Tom Brown, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         That, at a meeting of the Board of Directors of Tom Brown, Inc., the following resolution increasing the number of authorized shares of Preferred Stock, designated as Series B Preferred Stock from three hundred thousand (300,000) to four hundred fifty thousand (450,000) shares, was duly adopted pursuant to the authority granted to and vested in the Board of Directors of this corporation in accordance with the provisions of its Certificate of Incorporation, as amended:

                  RESOLVED, that the Certificate of Designation, Rights and Preferences of Series B Preferred Stock, $.10 par value of Tom Brown, Inc. be, and it hereby is, amended by deleting the first sentence of
         Article I thereof so that, as amended, the first sentence of Article I shall read as follows:

         "I. Designation of Amount. The shares of such series shall be designated as the "Series B Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be four hundred fifty thousand (450,000)."

         The foregoing resolution was adopted by the Board of Directors of the corporation, pursuant to the authority vested in it by the Certificate of Incorporation of the corporation, at a meeting of the Board of Directors duly held on the 20th day of May, 1999.

         IN WITNESS WHEREOF, this Certificate has been executed on behalf of the corporation by its President and attested by its Secretary this 2nd day of June, 1999.

                                        TOM BROWN, INC.


                                        By:        /s/ James D. Lightner
                                           -------------------------------------
                                                  James D. Lightner
                                                  President

ATTEST:


        /s/ Bruce R. DeBoer
---------------------------------------
Bruce R. DeBoer, Secretary